FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 8, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Operations Update

Salt Lake City, May 8, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced that it has completed drilling operations on the Tuchola-4K well located on its Edge license in north central Poland, where the Company holds 100% working interest.  The well now is being completed in the lower Zechstein/upper Devonian formation.  Production tests reported April 30, 2014, indicate that the Tuchola-4K well, together with the original discovery well, Tuchola-3K, could produce initially at a combined rate of approximately 24 million cubic feet of gas per day (Mmcf/d).  A sustained production and pressure test will be conducted and analyzed in the next several weeks to determine a reserve estimate, as addressed in more detail below.

The current development concept for Tuchola contemplates delivering gas into Poland’s high methane gas distribution system after extraction of helium (0.2356%) and liquid or compressed gas products and removal of nitrogen (45.39%).  At current prices, this package of products should yield a sales price per produced-mcf comparable to the Company’s sales from its other producing wells in Poland.  Production facilities, a nitrogen removal plant and the necessary pipeline are estimated to cost around $35 million, most of which would be spent in 2016 following about 18 months of permitting. The permitting process begins immediately.  The Company has received inquiries from a number of potential gas buyers and facilities contractors.

“Though still an exploration play, the results of Tuchola-4K give us the confidence to devote more time, capital and resources to this developing play,” said David Pierce, CEO of FX Energy.  “We plan to drill two more wells in the area this year, both of which were already included in our 2014 capital budget, with the next drill site selection expected in two to three months.  Meanwhile, we will have been able to determine Tuchola reserves along with reserves and flow rates on any other discoveries that we might make.  Development is obviously dependent on reserves and flow rates and we do not yet have an estimate of reserves.  But if all goes well we could see first production as early as year-end 2016.”

The Company cautioned that reserves for the Tuchola field cannot be determined solely by the announced flow rates.  A specially designed testing program of sustained gas flows and shut-ins, along with very high-precision pressure tests, is scheduled to be completed and analyzed in a few weeks with results announced as soon as available.

“We are dealing with something completely different from the Aeolian sandstone reservoirs that produce in our Fences license,” said Andy Pierce, VP of Operations for FX Energy.  “In the Tuchola wells, and most likely throughout the Edge license, we will be dealing with carbonate reservoirs, with multiple types of porosity and natural fracturing. While carbonate reservoirs are prolific producing reservoirs around the world, they are notoriously heterogeneous and not good candidates for a volumetric approach to reserves estimation.”

Fences License

The Company also reported that drill site preparations are underway on the Baraniec well in the Lisewo area of the Fences license.  Drilling operations are expected to begin in just over one month.  Following rig release on that well, drilling is expected to start on the nearby Ciemierow well, also in the Lisewo area.  Elsewhere in the Fences license, the Karmin well is scheduled to start drilling in approximately 75 to 90 days.  The Karmin well is near the southeast boundary of the license and on trend with the Company’s two highest rate producing wells.  Finally, in the Miloslaw area of the Fences license, northwest of the Lisewo area, two locations have been scouted and the operator is preparing its internal geological project documentation on both drill sites.  The Company anticipates that the first of these two locations will start drilling in the fourth quarter this year.

Block 246, Block 229 and Warsaw South Licenses

In view of recent developments in the Tuchola project, the Company is deferring for now further field operations in its other exploration licenses in order to focus capital and other resources on its highest potential opportunities in the Edge and Fences licenses. The Company expects to clarify its plans in the next few months.

Earnings Conference Call Today, Thursday, May 8, 2014, at 4:30 PM EDT (2:30 PM MDT)

The Company will host a conference call and webcast May 8, 2014, to discuss 2014 first quarter results and update operational items at 4:30 p.m. Eastern Daylight Time.  Conference call information is as follows:  US dial-in-number: 888-430-8701; International dial-in-number: 719-325-2298; Passcode: 9873981. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.